EXHIBIT A

NAME OF FUND                                                 EXPENSE CAP         EFFECTIVE DATE     EXPENSE CAP TERM
                                                             (OF AVERAGE NET
                                                             ASSETS)
First Trust NASDAQ(R) Clean Edge(R) U.S. Liquid
Series Index Fund                                             0.60%              02/14/2007         02/14/2007- 02/14/2009

First Trust Value Line(R) Equity Allocation
Index Fund                                                    0.70%              10/13/2006         10/13/2006- 10/13/2008

First Trust Value Line(R) Dividend
Index Fund                                                    0.70%              10/13/2006         10/13/2006- 10/13/2008

First Trust S&P REIT Index Fund

First Trust ISE-Revere Natural Gas Index Fund

First Trust ISE Water Index Fund

First Trust ISE Chindia Index Fund

First Trust Value Line(R) 100 Exchange-Traded Fund